CONSENT OF INDEPENDENT AUDITORS
American Mutual Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 102 to Registration Statement No. 2-10607 on Form N-1A of our report dated November 22, 1996 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

December 23, 1996
Los Angeles, California